Exhibit 4.2
Execution Version
NEW GIANT CORPORATION
STOCKHOLDERS AGREEMENT
dated as of July 9, 2007

i

Page
Section 6.11 Amendment; Waivers, etc.	23
Section 6.12 Submission to Jurisdiction; Waivers	23
Section 6.13 Waiver of Jury Trial	24

ii

STOCKHOLDERS AGREEMENT
     STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of July 9, 2007, by and among New Giant Corporation, a Delaware corporation (the “Company”), the persons listed on the signature pages hereto as a Family Stockholder (each, together with its Permitted Transferees to which it Transfers any Common Stock hereunder, a “Family Stockholder” and, collectively, the “Family Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, the “CDR Fund”), EXOR Group S.A. (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, “Exor”), Field Holdings, Inc. (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, “Field”) and TPG Bluegrass IV, L.P., TPG Bluegrass IV, Inc., TPG Bluegrass IV – AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V, Inc., TPG Bluegrass V – AIV 2, L.P., TPG FOF V – A, L.P. and TPG FOF V – B, L.P. (together with their Permitted Transferees to which they Transfer any Common Stock hereunder, collectively “TPG Entities” and, together with the Family Stockholders, the CDR Fund, Exor and Field, the “Stockholders” and each of them a “Stockholder”). Capitalized terms used herein without definition shall have the meanings set forth in Article V.
W I T N E S S E T H
     WHEREAS, the Company, Graphic Packaging Corporation, a Delaware corporation (“Giant”), Giant Merger Sub, Inc., Bluegrass Container Holdings, LLC, a Delaware limited liability company (“BCH”), TPG Entities and other sellers of BCH have entered into a Transaction Agreement and Agreement and Plan of Merger, dated as of the date hereof (as such agreement may from time to time be modified, supplemented or restated the “Transaction Agreement”), providing for (i) the contribution of BCH to the Company in exchange for the issuance to the equityholders of BCH of shares of the common stock, par value $0.01, of the Company (the “Common Stock”), and (ii) the merger of Giant with a subsidiary of the Company, with Giant as the surviving corporation with each share of common stock of Giant being converted into the right to receive one share of Common Stock (the transactions contemplated by clauses (i) and (ii) collectively, the “Transactions”), in each case upon the terms and subject to the conditions set forth therein;
     WHEREAS, as a material inducement to the parties hereto entering into or approving the Transaction Agreement, such parties shall enter into this Agreement concurrently with the execution and delivery of the Transaction Agreement, to govern certain of their rights, duties and obligations relating to their ownership of the Common Stock following the Transactions, it being acknowledged and agreed that this Agreement shall become effective, and the rights and obligations of the parties under this Agreement shall commence, immediately upon the Effective Time, and shall have no effect prior to such time and date; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and the Transaction Agreement the parties hereto are entering into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the date hereof, with respect to the shares of Common Stock that will be held by each of the Stockholders immediately following the Transactions, such agreement also to become effective immediately upon the Effective Time.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
REPRESENTATIONS AND WARRANTIES
     Section 1.1 Representations and Warranties of Each Stockholder. Each Stockholder, severally and not jointly, represents and warrants to each other and to the Company as follows:
     (a) Authority for this Agreement. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     (b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.
     (c) The Covered Shares. Immediately following the Closing, such Stockholder will be the record and beneficial owner of, or is a trust that will be the record holder of and whose beneficiaries will be the beneficial owners of, and will have good and marketable title to, the Covered Shares owned by such Stockholder, in each case free and clear of all Liens. Immediately following the Closing, such Stockholder will have the sole right to vote, or to dispose of, such Covered Shares, and none of such Covered Shares will be subject to any agreement, arrangement or restriction with respect to the voting of such Covered Shares, except as contemplated by this Agreement. Except for this Agreement, and, if such Stockholder is a trust, in accordance with the terms of such trust, (i) there are, and as of the Closing there will be, no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer any of the Covered Shares, and (ii) no Person has, nor as of the Closing will any Person have, any contractual or other right or obligation to purchase or otherwise acquire any of the Covered Shares of such Stockholder.
     Section 1.2 Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of the Company, any material trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company or to the Company’s property or assets.
ARTICLE II
CORPORATE GOVERNANCE AND MANAGEMENT
     Section 2.1 Board of Directors
     (a) Board Size. The members of the Board of Directors of the Company (the “Board”) shall be nominated and elected in accordance with the Certificate of Incorporation and the By-Laws of the Company, and the provisions of this Agreement.
     (b) Classified Board. The Certificate of Incorporation and the By-Laws of the Company shall provide that, subject to the rights, if any, of the holders of any series of preferred stock to elect directors as set forth in the Certificate of Incorporation and By-Laws, the Board shall be classified with respect to the time for which the directors severally hold office into three classes, as nearly equal in number as possible as follows: (A) one class consisting initially of five (5) directors (“Class I”), the initial term of which shall expire at the annual meeting of stockholders held during 2008; (B) a second class consisting initially of four (4) directors (“Class II”), the initial term of which shall expire at the annual meeting of stockholders held during 2009; and (C) a third class consisting initially of four (4) directors (“Class III”), the initial term of which shall expire at the annual meeting of stockholders held during 2010, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Company, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. Immediately after the Effective Time, the Board shall consist of the thirteen individuals listed and allocated to the classes set forth on Exhibit A.
     (c) Designees. Each of the Family Representative, the CDR Fund, Exor and TPG Entities shall have the respective rights to designate individuals for nomination for election to the Board, and the Company shall cause such individuals to be nominated for election to the Board, in each case as follows:
     (i) The Family Representative shall be entitled to designate one person for nomination for election to the Board for so long as the Family Stockholders have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than 3% of the Fully Diluted shares of Common Stock, consisting of one director in Class I (the “Family Designee”) and who at the Effective Time shall be Jeffrey H. Coors;
     (ii) The CDR Fund shall be entitled to designate one person for nomination for election to the Board for so long as it has not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer it owns less than 3% of the Fully Diluted shares of Common Stock, consisting of one director in Class I (the “CDR Designee”) and who at the Effective Time shall be Kevin J. Conway;
     (iii) Exor shall be entitled to designate one person for nomination for election to the Board for so long as it has not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer it owns less than 3% of the Fully Diluted shares of Common Stock, consisting of one director in Class I (the “Exor Designee”) and who at the Effective Time shall be G. Andrea Botta; and
     (iv) TPG Entities shall be entitled to designate (A) three persons for nomination for election to the Board for so long as they have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than 20% of the Fully Diluted shares of Common Stock, consisting of one director in each of Class I, Class II and Class III; (B) two persons for nomination to election to the Board for so long as they have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than the lesser of (i) 16% of the Fully Diluted shares of Common Stock or (ii) such amount that the Family Stockholders own in the aggregate at the time of the relevant Transfer by TPG Entities; provided, however such amount shall in no case be less than 10% of the Fully Diluted shares of Common Stock, consisting of one director in each of Class I and Class II; or (C) one person for nomination to election to the Board for so long as they have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than 3% of the Fully Diluted shares of Common Stock who shall be a member of Class I (collectively, the “TPG Designees”).
     (d) CEO Director. The Company shall cause the then serving Chief Executive Officer of the Company to be nominated for election to the Board as a Class I director at any meeting of the stockholders of the Company at which directors of that class are to be elected, and shall recommend that the stockholders elect such person to the Board (the “CEO Director”). For so long as David W. Scheible serves as the Chief Executive Officer of the Company, he shall be nominated for election as the CEO Director. At such time as David W. Scheible or any successor Chief Executive Officer ceases to serve as the Chief Executive Officer of the Company, he or she shall be required to have resigned as a director of the Company, and his or her successor as Chief Executive Officer of the Company shall be elected by the Board to fill the vacancy created by such resignation for the remainder of the term of the resigned CEO Director.
     (e) Agreement to Recommend Directors. At each meeting of the stockholders of the Company at which directors of the Company are to be elected, the Company agrees to recommend that the stockholders elect to the Board the Family Designee, the CDR Designee, the Exor Designee, each TPG Designee and CEO Director nominated for election at such meeting.
     (f) Other Directors.
     (i) Each of the directors of the Company other than the Family Designee, the CDR Designee, the TPG Designees, the Exor Designee and the CEO Director shall be an Independent Director designated for nomination by the Nominating and Corporate Governance Committee (each such director, an “Other Director”). At each meeting of the stockholders of the Company held after the Effective Time at which directors of the Company are to be elected, the Company agrees to recommend that the stockholders elect to the Board each Other Director nominated by the Nominating and Corporate Governance Committee for election at such meeting.
     (ii) In the event that as a result of a change in the number of shares of Common Stock held by the Family Stockholders, the CDR Fund, Exor or TPG Entities, such Stockholder loses the right to designate to the Board one or more designees provided for in Section 2.1(c), such designee(s) or such person shall resign immediately upon receiving notice from the Nominating and Corporate Governance Committee of the Board that such committee has identified a replacement director, and, in any event, shall resign no later than 120 days after the Family Stockholders, the CDR Fund, Exor or TPG Entities, as the case may be, loses the right to designate such designee to the Board. In such event, the Board seat formerly occupied by such designee shall become a seat for an additional Other Director to be selected solely by the Nominating and Corporate Governance Committee or the Board may determine to reduce its size by the number of vacated board seats.

     (g) Agreement to Vote for Directors. Each Stockholder agrees to vote, in person or by proxy, or to act by written consent (if applicable) with respect to, all Covered Shares owned by it (i) to cause the election of the CEO Director and each of the Family Designee, the CDR Designee, the Exor Designee, the TPG Designees and the Other Directors when nominated for election to the Board and to take all other steps within such Stockholder’s power to ensure that the composition of the Board is as set forth in this Section 2.1 and (ii) to reject or otherwise disapprove any merger, consolidation or sale of substantially all the assets of the Company not approved in the manner required by Section 2.2.
     (h) Vacancies.
     (i) As long as the Family Stockholders, the CDR Fund, Exor or TPG Entities, as the case may be, has any right to designate one or more persons for nomination for election to the Board in any particular class, as specified in Section 2.1(c), at any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of the Family Designee, the CDR Designee, the Exor Designee or a TPG Designee, as the case may be, in such class, the Family Representative, the CDR Fund, Exor or TPG Entities, as the case may be, shall be entitled to designate for appointment by the remaining directors of the Company under the Certificate of Incorporation an individual to fill such vacancy and to serve as a director on the Board in such class. Each of the Company and the Stockholders agrees to take such actions as will result in the appointment to the Board as soon as practicable of any individual so designated by the Family Representative, the CDR Fund, Exor or TPG Entities.
     (ii) Each Stockholder further agrees that (x) it shall not vote, or give any proxy or written consent, in favor of the removal as a director of the Company of any Family Designee, CDR Designee, Exor Designee or TPG Designee (other than its own designee) without the prior written consent of the applicable other Stockholder(s) unless such designee has taken any action contrary to this Agreement, (y) except as otherwise set forth in this clause (ii), it shall not give any proxy with respect to shares of the capital stock of the Company entitling the holder of such proxy to vote on, or give any proxy or written consent with respect to, the election of directors unless the holder of such proxy shall have agreed to comply with the obligations of such Stockholder under this Agreement, and (z) if, in connection with the election of any Family Designee, CDR Designee, Exor Designee, TPG Designee or Other Director, any Stockholder indicates that it will not, or fails or refuses to, vote (or act by written consent, if applicable) as required by this Agreement, or votes or gives any proxy or written consent in contravention of this Agreement (such Stockholder, a “Breaching Stockholder”), the Breaching Stockholder hereby constitutes and appoints the Stockholder whose interests are detrimentally affected by such failure or refusal (or, if there is more than one such Stockholder, the Stockholder that owns the greatest number of shares of Common Stock) as the Breaching

Stockholder’s irrevocable proxy and attorney-in-fact (with full power of substitution) for purposes of this clause (ii)(z) to vote any and all of the Covered Shares held or controlled by the Breaching Stockholder, or to act by written consent with respect to such Shares (if applicable) in accordance with this Agreement (the “Proxy”), which Proxy shall revoke any other proxy previously given by the defaulting party in contravention of this Agreement (it being understood that such Stockholder shall retain the right to vote such shares for all other purposes not inconsistent with this Agreement). Subject to Section 6.2 hereof, each Stockholder intends the Proxy to secure the voting agreements provided in this Agreement and to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this clause (ii)(z). The Proxy shall be valid until the termination of this Agreement in accordance with Section 6.2 hereof, regardless of whether such termination occurs more than three years after the date as of the Effective Time.
     (iii) At any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of an Other Director prior to the expiration of his or her term as director, the Nominating and Corporate Governance Committee shall notify the Board of a replacement and, provided such replacement would be an Independent Director, each of the Company and the Stockholders agrees to take such actions as will result in the appointment of such replacement Other Director to the Board as soon as practicable.
     (i) Term of Rights. No Stockholder shall be obligated to designate an individual to serve on the Board, and any vacancy on the Board created by the failure of a Stockholder to designate a director shall be filled by an Independent Director designated for nomination by the Nominating and Corporate Governance Committee of the Board or the Board may determine to reduce the size of the Board by the number of vacated Board seats.
     Section 2.2 Actions of the Board; Affiliate Agreements. Except as otherwise required by law, actions of the Board shall require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting of the Board at which a quorum is present, or the unanimous written consent of the Board, provided that the Company shall not enter into a merger, consolidation or sale of substantially all the assets of the Company unless such merger, consolidation or sale is approved by the affirmative vote of a majority of the directors then in office. In addition to the vote required by the preceding sentence and any approval required by the Company’s Policy Regarding Related Party Transactions, neither the Company nor any Subsidiary shall enter into an Affiliate Agreement or modify or terminate an Affiliate Agreement or enforce or abandon the rights of the Company or any Subsidiary under or pursuant to any Affiliate Agreement (including the commencement or settlement of any suit or action) unless such action is approved by the affirmative vote of a majority of the directors not nominated or designated by a Stockholder which, directly or indirectly through its Affiliate, has an interest in such Affiliate Agreement.
     Section 2.3 Board Committees.
     (a) Audit Committee. The Audit Committee of the Board shall have at least three members each of whom shall be an Independent Director chosen by the Nominating and Corporate Governance Committee. Each member of the Audit Committee shall meet the requirements for membership of an audit committee under applicable law and exchange listing requirements.
     (b) Compensation and Benefits Committee. The Compensation and Benefits Committee of the Board shall have three members, each of whom shall be an Independent Director chosen by the Nominating and Corporate Governance Committee. No employee of the Company or its Subsidiaries shall serve on the Compensation and Benefits Committee.
     (c) Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board shall have five members, consisting of (i) the Family Designee, the CDR Designee and the Exor Designee, and (ii) two of the TPG Designees. The Chairman of the Nominating and Corporate Governance Committee shall be any member of the Committee chosen by an affirmative vote of a majority of members of the Committee, provided, however, that initially the Nominating and Corporate Governance Committee shall have a non-voting Chairman who immediately after the Effective Time shall be John R. Miller, and in which case the Nominating and Corporate Governance Committee shall have six members. No employee of the Company or its Subsidiaries (other than Jeffrey H. Coors) shall serve on the Nominating and Corporate Governance Committee.
     (d) Initial Composition; Undertaking; Limitation. Immediately after the Effective Time, the Board committees referred to in Section 2.3(a)-(c) shall have the membership provided therein, with the positions for Other Directors filled by such Other Directors as the Board shall determine. Each of the Company and each of the Stockholders agree to take all steps within its power to ensure that the composition of the Board’s committees is as provided herein. Notwithstanding Section 2.3(a)-(c), no Stockholder shall have the right to have its director designees sit as members of any committee of the Board in the event such Stockholder has Transferred any shares of Common Stock such that immediately after giving effect to such Transfer it owns less than 3% of the Fully Diluted shares of Common Stock, and, in the case of the two TPG Designees to serve on the Nominating and Corporate Governance Committee, one of such designees shall resign from the Committee at such time as TPG Entities only have the right to designate one director pursuant to Section 2.1(c). The Board shall fill any committee seats that become vacant pursuant to the preceding sentence with Other Directors. The Board shall not form an Executive Committee.

     Section 2.4 Chairman of the Board; Executive Officers. The Chairman and the executive officers of the Company shall be appointed in accordance with the Certificate of Incorporation and the By-Laws. The initial Chairman shall be John R. Miller, and the initial Chief Executive Officer shall be David W. Scheible.
ARTICLE III
RESTRICTIONS ON TRANSFER
     Section 3.1 General. No Stockholder may Transfer any Common Stock, except
     (a) after the expiration of the Restricted Period, to the Company or in a transaction approved by the Board;
     (b) subject to Section 3.2, to a Permitted Transferee of such proposed transferor;
     (c) after the expiration of the Restricted Period, pursuant to a Public Offering; or
     (d) after the expiration of the Restricted Period, in a Private Transfer to any Person who after giving effect to such Transfer would not (together with its Affiliates and any Persons with whom it is acting or intends to act in concert with respect to Common Stock) beneficially own in excess of 5% of the Fully Diluted shares of Common Stock (in each case subject to any holdback obligations such Stockholder may have under the Registration Rights Agreement).
Any attempt by any Stockholder to Transfer any Common Stock not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give effect in the Company’s stock records to any such attempted Transfer.
     Section 3.2 Transfers to Permitted Transferees. No share of Common Stock shall be Transferred pursuant to Section 3.1 to any Permitted Transferee of the applicable Stockholder unless and until such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to each of the other Stockholders, (i) to accept the shares of Common Stock Transferred to it subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. If a Stockholder Transfers to a Permitted Transferee pursuant to this Section 3.2 all, but no less than all, of such Stockholder’s shares of Common Stock, then such Permitted Transferee shall have all the rights of such Transferring Stockholder hereunder (including, without limitation, such Stockholder’s rights pursuant to Section 2.1(c)) and such Stockholder shall cease to have such rights. Each Stockholder is, and will remain, obligated for the performance by any of such party’s Permitted Transferees of its obligations hereunder.
     Section 3.3 Legends.
     (a) General. Each certificate representing shares of Common Stock owned by a Stockholder shall bear a legend on the face thereof substantially to the following effect (with such additions or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the “Legend”):
     “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT AMONG NEW GIANT CORPORATION AND THE OTHER STOCKHOLDERS PARTY THERETO, DATED AS OF JULY___, 2007, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF NEW GIANT CORPORATION AND SHALL BE PROVIDED TO A STOCKHOLDER OF NEW GIANT CORPORATION WITHOUT CHARGE UPON REQUEST. THE STOCKHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”
If one or more shares of Common Stock owned by a Stockholder is evidenced by uncertificated shares, the Legend, as well as any applicable legends contemplated by Section 3.3(b) or Section 3.3(c), shall be included in any notice sent by the Company pursuant to Section 151(f) of the DGCL (a “Section 151(f) Notice”) with respect to such shares.
     (b) Legend for Family Stockholders, CDR Fund and Exor. In addition to the legend provided for in Section 3.3(a), those certificates representing shares of Common Stock owned by the Family Stockholders, CDR Fund or Exor shall bear the following legend:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT 1933, AS AMENDED (THE “ACT”), APPLIES, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE WITH THE LIMITATIONS OF SUCH RULE 145, OR UPON RECEIPT BY NEW GIANT CORPORATION OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SOME OTHER EXEMPTION FROM

REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT.”
     (c) Legend for TPG Entities and Field. In addition to the legend provided for in Section 3.3(a), those certificates representing shares of Common Stock owned by TPG Entities and Field shall bear the following legend:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE ACT OR UPON RECEIPT BY NEW GIANT CORPORATION OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT.”
     (d) Removal of Legends. The Legend will be removed as soon as practicable by the Company, with respect to any certificate representing Common Stock, by the delivery of substitute certificates without such Legend, in the event of a Transfer permitted by this Agreement and in which the Transferee is not required to enter into an agreement as provided for in Section 3.2. With respect to uncertificated shares of Common Stock, a Section 151(f) Notice need not contain the Legend where such Legend would not be required under this paragraph if such shares were evidenced by certificates. The supplemental legends provided for Sections 3.3(b) or (c) will be removed as soon as practicable following the receipt by the Company of an opinion of counsel reasonably acceptable to the Company that such legends are no longer required for purposes of applicable securities law.
     Section 3.4 Attribution of Shares. All references in this Agreement to the percentage of Fully Diluted shares of Common Stock owned by a Stockholder shall include the shares of Common Stock Transferred by such Stockholder to any of its Permitted Transferees that are or become parties hereto.
     Section 3.5 Standstill Agreement. Except as provided herein or by the Registration Rights Agreement (including any actions thereunder that could be deemed action in concert or as part of a group with another Stockholder) or as otherwise requested or consented to by the Company or required by Law, each Stockholder covenants and agrees that, from and after the date hereof, it shall not, and it shall cause each of its Affiliates (which in respect of TPG Entities, Exor and CDR, solely for purposes of this sentence shall include only Affiliates of such Stockholder which are engaged in the business of private equity investing or otherwise act in concert with such Stockholder with respect to the Company or its securities, and shall not, without limitation, include (i) any portfolio company (or its Subsidiaries) owned or controlled by such Stockholder or by any private equity investment vehicle that is an Affiliate of such Stockholder or (ii) any other Affiliate not engaged in the business of private equity investing, including any hedge fund, public equity investment vehicle, debt fund, real estate fund or similar entity, that in either case, could otherwise be considered an Affiliate of such Stockholder but with which such Stockholder does not act in concert with respect to the Company or its securities) not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act), directly or indirectly:
     (a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) that has or could have the effect of increasing such Stockholder’s beneficial ownership on a percentage basis in the outstanding Common Stock of the Company above the percentage interest held by such Stockholder as of the date of the Closing (“Ownership Cap”), except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction; provided however that TPG Entities’ respective Ownership Cap will be reduced when, in connection with a Transfer of any shares of Common Stock, immediately after giving effect to such Transfer, TPG Entities’ percentage interest in the outstanding Common Stock of the Company drops (i) below 25%, to an Ownership Cap of 25% and (ii) below 15%, to an Ownership Cap of 15%;
     (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any securities of the Company or become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;
     (c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Common Stock (except for clarification to the extent any such group could be deemed formed with respect to this Agreement or the Registration Rights Agreement or any conduct by the Stockholders contemplated hereunder or thereunder);
     (d) grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the stockholders of the Company, or deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting thereof;
     (e) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce any other person to initiate any stockholder proposal;
     (f) except as contemplated by this Agreement, seek election to or seek to place a representative on the Board of Directors of the Company or seek removal of any member of the Board of Directors of the Company;
     (g) seek publicly to have called any meeting of the stockholders of the Company;
     (h) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than the Transactions), including, without limitation, a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company;
     (i) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 3.5;
     (j) disclose or announce any intention, plan or arrangement to do any of the foregoing; or
     (k) advise, assist, instigate or encourage any third party to do any of the foregoing;
provided, however, that this Section 3.5 of this Agreement shall not prohibit or restrict (x) any action taken by the Family Designee, the CDR Designee, the Exor Designee, the TPG Designees or any Other Director, respectively, as members of the Board in such capacity, (y) the exercise by any Stockholder of their voting rights with regard to shares of Common Stock or (z) the exercise by any Stockholder of the rights and obligations provided for in Article II of this Agreement.
ARTICLE IV
OTHER COVENANTS AND AGREEMENTS
     Section 4.1 Family Representative. Each Family Stockholder hereby designates and appoints (and each Permitted Transferee of each such Family Stockholder is hereby deemed to have so designated and appointed) Jeffrey H. Coors (the “Family Representative”), to act as its attorney-in-fact with full power of substitution for each of them, to serve as the representative of each such Family Stockholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such person and hereby acknowledges that the Family Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement by each such Family Stockholder. Each such Family Stockholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Family Stockholder. Each such Family Stockholder hereby authorizes (and each such Permitted Transferee shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Family Stockholder pursuant to this Agreement, except for notice and actions taken by the Family Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Family Representative and are and will be entitled and authorized to give notices only to the Family Representative for any notice contemplated by this Agreement to be given to any such Family Stockholder. A successor to the Family Representative may be chosen by a majority in interest of the Family Stockholders; provided that notice thereof is given by the new Family Representative to the Company, the CDR Fund, Exor and TPG Entities.
     Section 4.2 Confidentiality.
     (a) No Stockholder shall, and each Stockholder shall cause its Affiliates not to, use for any purpose or disclose to any Person (other than to other Stockholders), any Confidential Information, except as required by applicable laws or regulations. In the event any Stockholder or any of its Affiliates is required to disclose any Confidential Information under any law or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or process to which a Stockholder is subject), such Person shall, to the extent practicable, promptly notify the other parties of such requirement so that such other parties may seek an appropriate protective order or similar relief.
     (b) “Confidential Information” means any information concerning the Company and its Subsidiaries, and Persons which become Subsidiaries, or the financial condition, business, operations or prospects of the Company and Persons which become Subsidiaries, in the possession of or furnished to any Stockholder (including by virtue of its present or former right to designate a Director); provided that the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives in violation of this Section 4.2, (ii) is or becomes available from a source other than the Company or its representatives, which source is not known by the recipient after reasonable inquiry to be prohibited from such disclosure by a confidentiality agreement with the Company or its Subsidiaries or (iii) is already in the recipient’s possession and not subject to any other obligation of confidentiality to the Company or its Subsidiaries.
     Section 4.3 Further Assurances.
     (a) Each of the Company and the Stockholders shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions (including, in the case of a Stockholder, voting any Covered Shares or acting by written consent, if applicable, with respect to Covered Shares owned by such Stockholder) as may be reasonably required in order to effectuate the purposes of this Agreement.

     (b) Without limiting the generality of the obligations set forth in clause (a) of this Section 4.3, each of the CDR Fund, Exor, the Family Representative and TPG Entities shall instruct their respective designees to the Board to take all steps within the scope of such designee’s authority as a director of the Company to effectuate the purposes of this Agreement (and, in case such instructions are not carried out, shall cause the resignation and replacement of such designee), including without limitation:
     (i) casting such designee’s vote in opposition to any proposal contrary to the provisions, purposes and intent of this Agreement; and
     (ii) declining to serve on any committee of the Board unless the size and membership of such committee is consistent with Section 2.3.
     (c) Without limiting the generality of the obligations set forth in clause (a) of this Section 4.3, if the Company, the Board or any director of the Company fails to take action to satisfy any of their respective obligations hereunder, each Stockholder hereby agrees to take all actions, as soon as practicable and to the fullest extent permitted by law, (i) to cause the Company, the Board or such director (as applicable) to satisfy its or their respective obligations hereunder or (ii) to take such action, in each Stockholder’s capacity as a Stockholder, to act in lieu of the Company, the Board or such director (as applicable), in each case to effectuate the purposes of this Agreement, including, when applicable (A) approving any amendments to the Certificate of Incorporation or By-Laws of the Company, (B) voting in favor of the removal of any director or (C) voting in favor of the election of director candidates willing to carry out the provisions of this Agreement.
     Section 4.4 Voting: No Conflicting Provisions. Except as provided by Article II and this Section 4.4, there shall be no restriction on the ability of the Stockholders or any of their Affiliates to vote any Covered Shares. Each Stockholder shall take all steps in its power, including voting any Covered Shares owned by it or any of its Affiliates, to ensure that the Certificate of Incorporation and the By-Laws, subject to applicable law, facilitate and do not at any time conflict with the provisions of this Agreement.
     Section 4.5 HSR Filings. To the extent required by Law in order for the transactions contemplated by the Transaction Agreement to be consummated, each Stockholder agrees (i) to make, as promptly as practicable (and in any event will use commercially reasonable efforts to file within twenty Business Days following the date hereof), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable antitrust laws or by such authorities and (iii) to use reasonable best efforts to obtain termination or expiration of the applicable waiting period in respect thereof. In the event that any Stockholder for whom such a filing is required has not received expiration or termination of the applicable waiting period under the HSR Act by the time of the Closing, such Stockholder agrees to enter into an escrow arrangement for such Stockholder’s Covered Shares, BCH Equity Interests and/or Giant Common Stock, as

necessary to allow the Closing to proceed, that satisfies the requirements of the Federal Trade Commission and Antitrust Division of the Department of Justice, such escrow arrangement to remain in effect until such time as such Stockholder shall have received expiration or termination of the applicable waiting period under the HSR Act.
ARTICLE V
DEFINITIONS
     As used in this Agreement, the following terms have the meanings set forth below:
     “Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person. Any director, member of management or other employee of the Company or any of its subsidiaries who would not otherwise be an Affiliate of a Stockholder shall not be deemed to be an Affiliate of such Stockholder.
     “Affiliate Agreement” means any agreement, commitment, understanding or arrangement between the Company or any Subsidiary, on the one hand, and any Stockholder or any Affiliate of a Stockholder, on the other hand.
     “beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote or direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act.
     “Board” means the Board of Directors of the Company.
     “Breaching Stockholder” has the meaning given in Section 2.1(h)(ii).
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.
     “CDR Designee” has the meaning given in Section 2.1(c)(ii).
     “CDR Fund” has the meaning given in the recitals of this Agreement.
     “CEO Director” has the meaning given in Section 2.1(d).
     “Chairman” has the meaning given in Section 2.3(c).
     “Class I” has the meaning given in Section 2.1(b).

     “Class II” has the meaning given in Section 2.1(b).
     “Class III” has the meaning given in Section 2.1(b).
     “Closing” has the meaning given in the Transaction Agreement.
     “Common Stock” has the meaning given in the recitals of this Agreement.
     “Company” has the meaning given in the recitals of this Agreement.
     “Confidential Information” has the meaning given in Section 4.2(b).
     “Control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.
     “Covered Shares” means all of the shares of Common Stock, and any other voting securities of the Company, owned from time to time by any of the Stockholders (as adjusted for any reorganization, reclassification, recapitalization, stock dividend, stock split or any similar transaction).
     “Effective Time” has the meaning given in the Transaction Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
     “Exor” has the meaning given in the recitals of this Agreement.
     “Exor Designee” has the meaning given in Section 2.1(c)(iii).
     “Family Designee” has the meaning given in Section 2.1(c)(i).
     “Family Representative” has the meaning given in Section 4.1.
     “Family Stockholders” has the meaning given in the recitals of this Agreement.
     “Fully Diluted” means, with respect to the Common Stock, (x) the total issued and outstanding shares of Common Stock as of such time, plus (y) that number of shares of Common Stock issuable upon the conversion of all evidences of indebtedness, shares of stock or other securities which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event outstanding as of such time (but not including options, warrants and other rights for the purchase or other acquisition of Common Stock).

     “Giant” has the meaning given in the recitals of this Agreement.
     “Independent Director” means a director who (x) is not an officer or employee of the Company or any of its Affiliates, (y) is not an officer or employee of any Stockholder or any of such Stockholder’s Affiliates or, if such Stockholder is a trust, a direct or indirect beneficiary of such trust and (z) meets the standards of independence under applicable law and the requirements applicable to companies listed on the New York Stock Exchange.
     “Legend” has the meaning given in Section 3.4(a).
     “Lien” has the meaning given in the Transaction Agreement.
     “Other Directors” has the meaning given in Section 2.1(f)(i).
     “Ownership Cap” has the meaning given in Section 3.5.
     “Permitted Transferee” means (i) in the case of the CDR Fund, Exor, Field or TPG Entities, any of their respective Affiliates, (ii) in the case of a Family Stockholder, (A) any other Family Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Family Stockholder or Adolph Coors, Sr. or of a descendant of Adolph Coors, Sr., (C) any trust, the trustees of which include only Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), (E) if such Family Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (F) in the case of a Family Stockholder which is a trust, all subsequent trusts which may result from the division of such trust into two or more separate trusts, or any trust resulting from the combination of two or more Family Stockholder trusts into a single trust and (iii) in the case of Field, any of (A) Lawrence I. Field, Barbara Field and any lineal descendant (whether natural or adopted) of Lawrence I. Field, (B) any trust the current beneficiaries of which include only the Persons named in clause (A), or (C) any corporation, limited liability company or partnership controlled by the Persons named in clause (A) and/or (B).
     “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, limited liability company or unincorporated entity.
     “Private Transfer” means a Transfer (A) made in accordance with Rule 144 under the Securities Act or (B) that is exempt from the registration requirements of the Securities Act and, in each case under clause (A) or (B), that, subject to the good faith interpretation and determination of the Finance Committee (as defined in the Registration Rights Agreement), would not reasonably be expected to materially negatively impact the public trading market or trading price for the Common Stock or to materially negatively impact any planned public offering of Common Stock.
     “Proxy” has the meaning given in Section 2.1(h)(ii).
     “Public Offering” means the sale of Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.
     “Registration Rights Agreement” has the meaning given in the recitals of this Agreement.
     “Restricted Period” means the period from and after the Effective Time until 180 days after the Effective Time.
     “Section 151(f) Notice” has the meaning given in Section 3.4(a).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
     “Stockholders” has the meaning given in the recitals of this Agreement.
     “Subsidiary” means, with respect to a given Person, any corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity.
     “TPG Entities” has the meaning given in the recitals of this Agreement.
     “TPG Designees” has the meaning given in Section 2.1(c)(iv).
     “Transaction Agreement” has the meaning given in the recitals of this Agreement.
     “Transactions” has the meaning given in the recitals of this Agreement.
     “Transfer” means, with respect to any share of Common Stock (or direct or indirect economic or other interest therein), a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, “Transfer” shall have the correlative meaning. In addition, “Transferred” and “Transferee” shall have correlative meanings.

ARTICLE VI
MISCELLANEOUS
     Section 6.1 Severability. If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.
     Section 6.2 Effectiveness; Term of Agreement. Other than Section 4.5 and this Article VI, this Agreement shall become effective, and the rights and obligations of the parties under this Agreement shall commence, immediately upon the Effective Time. This Agreement shall terminate (a) upon the unanimous written consent of the Company and the Stockholders, (b) with respect to any Stockholder, at such time as such Stockholder holds fewer than 3% of the Fully Diluted shares of Common Stock, (c) except for the provisions of Section 3.5, at such time as no more than one of (i) the CDR Fund, (ii) Exor, (iii) the Family Stockholders or (iv) TPG Entities, holds 3% or more of the Fully Diluted shares of Common Stock, (d) with respect to any provision hereof other than Section 3.5 or this Article VI, at such time as approved in writing by each of the following Stockholders who then hold in excess of 3% of the Fully Diluted shares of Common Stock: (i) the CDR Fund, (ii) Exor, (iii) the Family Stockholders and (iv) TPG Entities or (e) except for this Article VI, on the fifth anniversary of this Agreement; provided, however, that the provisions of Section 4.2 shall survive for one year following any termination of this Agreement. Notwithstanding the foregoing, in any event, the provisions of Section 3.5 shall terminate on the earlier of (A) the date on which either (i) TPG Entities or (ii) CDR Fund, Exor and Family Stockholders, collectively, beneficially own less than 10% of the Fully Diluted shares of Common Stock and (B) the third anniversary of the Effective Time; provided, that in no event shall the provisions of Section 3.5 of this Agreement be terminated pursuant to this sentence prior to the second anniversary of the Effective Time. Notwithstanding the foregoing, this Agreement shall terminate contemporaneously with any termination of the Transaction Agreement prior to the Effective Time.
     Section 6.3 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i) if to the Company:
New Giant Corporation
814 Livingston Court
Marietta, GA 30067
Facsimile (770) 644-2929
Attention: Senior Vice President,
          General Counsel and Secretary
with a copy to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: (404) 881-4777
Attention: Sidney J. Nurkin, Esq.
          William Scott Ortwein, Esq.
(ii) if to the CDR Fund:
Clayton, Dubilier & Rice Fund V Limited Partnership
c/o Clayton, Dubilier & Rice, Inc.
375 Park Avenue
New York, New York 10152
Facsimile: (212) 407-5260
Attention: Kevin J. Conway
with a copy to:
Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
Attention: Paul S. Bird, Esq.
(iii) if to Exor:
EXOR Group S.A.
c/o EXOR USA Inc.
375 Park Avenue

Suite 1901
New York, NY 10152
Facsimile: (212) 355-5690
Attention: Michael J. Bartolotta
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
Attention: Marc E. Perlmutter, Esq.
(iv) if to the Family Representative or any Family Stockholder, as
set forth on Exhibit B:
(v) if to TPG Entities:
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Facsimile: (817) 871-4010
Attention: General Counsel
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile: (212) 455-2502
Attention: David J. Sorkin, Esq.
          Andrew W. Smith, Esq.
     Section 6.5 Entire Agreement. This Agreement and the Registration Rights Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
     Section 6.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require the application of the law of another jurisdiction.
     Section 6.9 Assignment. Except as provided in Article III, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), and any attempt to make any such assignment other than as provided in Article III shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 6.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 6.11 Amendment; Waivers, etc. This Agreement may be amended only with the prior written consent of the Company, the Family Representative, Exor, the CDR Fund and TPG Entities. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, the consent of any Stockholder which has ceased to hold (together with its Permitted Transferees who are or become a party hereto) at least 3% of the Fully Diluted shares of Common Stock shall not be required to amend or waive any provision of this Agreement; provided that the prior written consent of the Family Representative shall be required to amend or waive any provision of this Agreement so long as the Family Stockholders own in the aggregate, at least 3% of the Fully Diluted shares of Common Stock.
     Section 6.12 Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction with respect to such action or proceeding, any other court of the State of Delaware that has such jurisdiction), and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party to this Agreement irrevocably consents to the service of process out of any of the aforementioned courts in any suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail; provided that nothing in this Agreement shall affect the right of any party to serve legal process in any other manner permitted by law.
     Section 6.13 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in Section 6.13.
     Section 6.14 Termination of Existing Stockholders Agreement. By execution hereof, the parties hereto hereby agree that the Stockholders Agreement, dated as of March 25, 2003, among Giant, the Family Stockholders, the CDR Fund and Exor, shall terminate and be of no further force and effect as of the Effective Time.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

NEW GIANT CORPORATION
By:	/s/ David W. Scheible
	Name:	David W. Scheible
	Title:	President and Chief Executive Officer

CLAYTON, DUBILIER & RICE FUND V LIMITED PARTNERSHIP
By:	CD&R Associates V
Limited Partnership, its
general partner

By: CD&R Investment Associates II, Inc., its managing general partner
By:	/s/ Kevin J. Conway
	Name:	Kevin J. Conway
	Title:	Vice President and Secretary

EXOR GROUP S.A.
By:	/s/ Peter J. Rothenberg
	Name:	Peter J. Rothenberg
	Title:	Attorney-in-Fact

THE FAMILY STOCKHOLDERS: ADOLPH COORS FOUNDATION
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Trustee and Treasurer

ADOLPH COORS, JR. TRUST DATED SEPTEMBER 12, 1969 By: Adolph Coors Company LLC, Trustee
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Co-Chairman

[Signature Page to Stockholders Agreement]

GROVER C. COORS TRUST DATED AUGUST 7, 1952 By: Adolph Coors Company LLC, Trustee
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Co-Chairman

MAY KISTLER COORS TRUST DATED SEPTEMBER 24, 1965 By: Adolph Coors Company LLC, Trustee
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Co-Chairman

AUGUSTA COORS COLLBRAN TRUST DATED JULY 5, 1946 By: Adolph Coors Company LLC, Trustee
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Co-Chairman

BERTHA COORS MUNROE TRUST DATED JULY 5, 1946 By: Adolph Coors Company LLC, Trustee
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Co-Chairman

[Signature Page to Stockholders Agreement]

LOUISE COORS PORTER TRUST DATED JULY 5, 1946 By: Adolph Coors Company LLC, Trustee
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Co-Chairman

HERMAN F. COORS TRUST DATED JULY 5, 1946 By: Adolph Coors Company LLC, Trustee
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Co-Chairman

JANET H. COORS IRREVOCABLE TRUST FBO FRANCES M. BAKER DATED JULY 27, 1976
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO FRANK E. FERRIN DATED JULY 27, 1976
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO JOSEPH J. FERRIN DATED JULY 27, 1976
By:	/s/ Jeffrey H. Coors
	Name:	Jeffrey H. Coors
	Title:	Trustee

[Signature Page to Stockholders Agreement]

FIELD HOLDINGS, INC.
By:	/s/ Lawrence I. Field
	Name:	Lawrence I. Field
	Title:	President

TPG BLUEGRASS IV, L.P.
By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS IV — AIV 2, L.P.
By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS V, L.P.
By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

[Signature Page to Stockholders Agreement]

TPG BLUEGRASS V — AIV 2, L.P.
By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS IV, INC.
By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG BLUEGRASS V, INC.
By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG FOF V – A, L.P.
By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG FOF V – B, L.P.
By:	TPG GenPar V, L.P.
its General Partner

[Signature Page to Stockholders Agreement]

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

[Signature Page to Stockholders Agreement]

Exhibit A
Initial Board Composition
Class I
G. Andrew Botta
Jeffrey H. Coors
Kevin J. Conway
(One director to be designated by the TPG Entities within 45 days of the date hereof) David W. Scheible
Class II
(Two directors to be designated by the TPG Entities within 45 days of the date hereof) (One Independent Director to be proposed by Giant within 45 days of the date hereof and subject to the approval of the TPG Entities, which approval shall not be unreasonably withheld)
John R. Miller
Class III
George Bayly
Harold R. Logan, Jr.
Robert W. Tieken
(One Independent Director to be designated by the TPG Entities, subject to the approval (not to be unreasonably withheld) of Giant)

Exhibit B
Family Stockholder Addresses
Adolph Coors, Jr. Trust dated September 12, 1969
Grover C. Coors Trust dated August 7, 1952
May Kistler Coors Trust dated September 24, 1965
Augusta Coors Collbran Trust dated July 5, 1946
Bertha Coors Munroe Trust dated July 5, 1946
Louise Coors Porter Trust dated July 5, 1946
Herman F. Coors Trust dated July 5, 1946
Coors Family Trusts
2120 Carey Avenue, Suite 412
Cheyenne, WY 82001
Facsimile: (307) 635-7430
Attention: Jeffrey H. Coors
Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976
Coors Family Trusts’ Office
c/o CBCo Mail Stop VR 900
Golden, CO 80401
Adolph Coors Foundation
4100 E. Mississippi Ave.
Suite 1850
Denver, CO 80246
In the case of each Family Stockholder with a copy to:
Thomas N. Long, P.C.
2120 Carey Avenue, Suite 300
Cheyenne, WY 82003
Facsimile: (307) 635-0413
Attention: Thomas N. Long, Esq.